CONTACT: Gregg Adzema Chief Financial Officer, Cousins Properties 404-407-1116 gadzema@cousins.com COUSINS PROPERTIES ANNOUNCES STRATEGIC CHARLOTTE TRANSACTIONS ATLANTA (December 2, 2020) — Cousins Properties (NYSE: CUZ) announced today two property transactions in the South End submarket of Charlotte, North Carolina. These transactions increase Cousins’ presence in a leading Sun Belt submarket and are consistent with its long-term strategic objectives. On November 17, 2020, Cousins closed on the purchase of 3.4 acres of land for $28.1 million. The Company anticipates developing a 600,000 to 700,000 square foot mixed-use development on the site to be called South End Station. On December 2, 2020, Cousins closed on the purchase of a 329,000 square foot creative office asset for $201 million. Known as The RailYard, the property was developed in 2019 and is currently 97% leased with customers including an Allstate technology center and an Ernst & Young innovation center. “The RailYard and South End Station are both attractive acquisitions with significant long-term value creation opportunities,” said Colin Connolly, President and Chief Executive Officer of Cousins. “Collectively, the investments create an advantageous concentration with compelling synergies in one of the best submarkets in the Sun Belt.” Please refer to the Investor Relations page of Cousins' website for a presentation with additional information on the transactions discussed above. About Cousins Properties Cousins Properties is a fully integrated, self-administered and self-managed real estate investment trust (REIT). The Company, based in Atlanta, GA and acting through its operating partnership, Cousins Properties LP, primarily invests in Class A office buildings located in high growth Sun Belt markets. Founded in 1958, Cousins creates shareholder value through its extensive expertise in the development, acquisition, leasing, and management of high-quality real estate assets. The News Release

Company has a comprehensive strategy in place based on a simple platform, trophy assets, and opportunistic investments. For more information, please visit www.cousins.com. This press release does not constitute an offer of any securities for sale. Certain matters discussed in this press release are forward-looking statements within the meaning of the federal securities laws and are subject to uncertainties and risk and actual results may differ materially from projections. Readers should carefully review Cousins’ financial statements and notes thereto, as well as the risk factors described in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, and other documents Cousins files from time to time with the Securities and Exchange Commission. Such forward-looking statements are based on current expectations and speak as of the date of such statements. Cousins undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.